ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION


     Pursuant  to  the  provisions  of  the  Colorado   Corporation   Code,  the
undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:


     FIRST: The of name of the corporation is United American, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted December 4, 1989, as prescribed by the Colorado Corporation Code, and,

          Such Amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval:

          The Articles of Incorporation are amended to provide that the name of the said corporation shall be amended to be:

                          "CARDIFF INTERNATIONAL INC."

     THIRD: That this amendment does not effect any exchange, reclassification, or cancellation of issued shares.

     FOURTH: That this amendment does not effect a change in the amount of states capital.



                                    CARDIFF INTERNATIONAL, INC

                                    By/S/ President



                                    By/S/ Secretary